EXHIBIT 5.1
Opinion of Ropes & Gray LLP
November 16, 2006
Iomai Corporation
20 Firstfield Road, Suite 250
Gaithersburg, Maryland 20878
Re:      Iomai Corporation
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale of 3,368,316 shares (the “Registered Shares”) of Common Stock, $0.01 par value (“Common Stock”), of Iomai Corporation, a Delaware corporation (the “Company”). The Registered Shares consist of outstanding shares of Common Stock.
We have acted as counsel for the Company in connection with its preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that the Registered Shares have been duly authorized and are validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Validity of Shares.” In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
It is understood that this opinion is to be used only while the Registration Statement is in effect.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP